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                       ARTICLE THREE - AUTHORIZED SHARES

    A.   Classes and Number of Shares

         The aggregate number of shares of capital stock which the Corporation is authorized to issue is 70,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

         The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

    B.   Preferred Stock

         1. Subject to the requirements of the General and Business Corporation Law of Missouri (the "GBCL") and the provisions of these Articles of Incorporation, the Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in these Articles of Incorporation or any amendment hereto, or in a resolution or resolutions adopted by the Board of Directors and, to the extent set forth in any such resolution or resolutions, such information shall be certified to the Secretary of State of Missouri filed as required by law from time to time prior to the issuance of any shares of such series.

         2. The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

             (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed twenty million (20,000,000) shares).

             (b) the annual dividend rate, if any, on shares of such series, whether and the extent to which dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid;

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             (c)  whether the shares of such series shall be redeemable or purchasable and, if so, the terms and conditions of such redemption or purchase, including the date or dates upon and after which such shares shall be redeemable or purchasable, and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

             (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund and the terms and conditions of any such sinking fund;

             (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

             (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

             (g) the rights of the holders of shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of such holders with respect thereto; and

             (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

    C.   Common Stock

         1. Subject to the provisions of Article Four hereof or as otherwise provided by the GBCL, each holder of the Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.

         2. All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security or securities of the Corporation shall have any preferential or preemptive right to acquire additional shares of stock or of any other security of the Corporation.

         3. All cumulative voting rights are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of such stock or security shall have any right to cumulative voting in the election of directors or for any other purpose.

         4. The foregoing provisions are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.


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